EXHIBIT 99.1

Kforce Inc. 1001 East Palm Ave. Tampa, FL 33605 (NASDAQ: KFRC)

AT THE COMPANY

Michael Blackman

Vice President – Investor Relations

813- 552-2927

William L. Sanders Chief Operating Officer 813-552-5000	Derrell E. Hunter Chief Financial Officer 813-552-5000

KFORCE ANNOUNCES THIRD QUARTER RESULTS

EPS OF $.04 EXCEEDS STREET CONSENSUS

TAMPA, FL – October 29, 2003 – Kforce Inc. (NASDAQ: KFRC), a professional staffing firm, announces results for the third quarter ended September 30, 2003. Revenue for the three-month period ended September 30, 2003 was $123.0 million compared to $123.2 million for the quarter ended June 30, 2003 and $128.9 million for the third quarter of 2002. The Company reported a profit for the third quarter of 2003 of $1.4 million or $.04 per share compared to earnings in the second quarter of 2003 of $686,000 or $.02 per share, and a profit in the third quarter of 2002 of $124,000 or $.00 per share.

“Our revenue continues to be stable with two of our business units, Information Technology and Finance and Accounting staffing, posting a sequential increase,” said David L. Dunkel, Chairman and CEO. “This is the second quarter in a row that I.T. staffing has posted a sequential increase, indicating what appears to be a degree of stability in that market. Finance and Accounting was up sequentially and up year over year for the first time since the fourth quarter of 2000. Total company flexible staffing revenue was up sequentially as well. We believe that utilization of flexible staffing, as a percent of payroll dollars, will continue to increase as we go forward which should bode well for the staffing industry. We remain focused on delivering the right match to our clients through exceptional service and a passionate commitment to performance, accountability and teamwork. The hard work and dedication of our associates continues to be strong in the face of a still challenging macro-environment. We are confident that we are well positioned for future profitability and growth.”

On September 30 2003, Kforce announced Derrell Hunter as its new Chief Financial Officer. “Derrell brings to the team over thirty years of successful business experience including twenty years in public accounting with KPMG. Derrell’s intelligence, integrity and leadership will allow Kforce to further leverage our executive team,” said David Dunkel. “Now exclusively as Chief Operating Officer, Bill Sanders will focus on growing our top line by delivering exceptional customer service, operations management, account development and profitable service delivery which will be instrumental to our future growth. I expect this undiluted focus, combined with Bill’s demonstrated leadership, will allow us to achieve profitable revenue growth as we battle for market share in a still uncertain macro economic environment. Profitable revenue growth continues to be Kforce’s highest priority.”

Bill Sanders, Chief Operating Officer, added, “We believe that Kforce is well positioned for continued future success, as evidenced by our lower break-even threshold and healthy balance sheet. We believe that we are seeing the fruits of the proactive steps that we are taking to drive revenue growth, gain market share and control expenses. We are encouraged by our improved cash position of $13.2 million at the end of the third quarter and cash flow from operating activities in the third quarter of $4.0 million. In addition, the performance of our sales force continues to improve and is, we believe, another indicator of our operating leverage going forward. We maintain our long term commitment to delivering exceptional customer service and achieving operational excellence.”

Financial highlights for the third quarter include:

•	Revenue of $123 million is in line with expectations and EPS of 4 cents is above the 2 cent consensus
•	Operating expenses in Q3 are down to 29.4% of revenue, a decrease of $1.7 million sequentially
•	The Q3 ending cash balance increased to $13.2 million from $9.2 million in Q2
•	Days Sales Outstanding (DSO) remain very low at 33.3 days at the end of the third quarter
•	Receivables over 60 days past due decreased to 3.4% at the end of Q3 versus 4.0% at the end of Q2

Mr. Sanders added, “For the fourth quarter 2003, which due to the holiday season will have two less billing days, we expect that revenue may be in the range of $120–$124 million while earnings may be in the range of $.02 to $.04 per share. We believe the proactive measures we have taken further strengthen both the financial and operating leverage of Kforce. In the face of an extremely difficult external environment, we believe we continue to make excellent progress in laying the groundwork for our future success.”

On October 29, 2003, Kforce will host a conference call to discuss these results. The call will begin at 11:00 a.m. ET. The dial-in number is 706-679-8240. Please state it is the Kforce call with David Dunkel.

It will also be Webcast live at www.kforce.com (select “Investor Relations”) or visiting http://www.firstcallevents.com/service/ajwz390327497gf12.html and will be available for Webcast replay until November 12, 2003.

(Please visit http://www.microsoft.com/windows/windowsmedia/EN/default.asp to download the free software.) The replay of the call will also be available from 1:00 p.m. ET Wednesday, October 29 through November 3, 2003, by dialing 1-706-645-9291 and entering conference ID #3221407.

About Kforce

Kforce (NASDAQ: KFRC) is a professional staffing firm providing flexible and permanent staffing solutions for organizations in the skill areas of information technology, finance & accounting, pharmaceutical, healthcare and scientific. Backed by more than 1,000 staffing specialists, Kforce operates in more than 40 markets in North America. For more information, please visit our Web site at www.kforce.com.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Health and Life Sciences, Finance and Accounting and Information Technology Groups, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Company to complete acquisitions; and the risk factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, any statement related to Kforce’s expected revenues or earnings or Kforce being well positioned for future profitability and growth are forward-looking statements. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Additionally, any statements related to future improved performance and estimates of revenues and earnings per share are forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

Kforce Inc.

Summary of Operations

(000's Omitted)

(Unaudited)

	Quarter Ended
	September 30, 2003	June 30, 2003	September 30, 2002
Revenue by Function:
Information Tech.	$55,779	$55,443	$57,200
Finance/Accounting	30,477	29,793	29,146
Health and Life Sciences	36,702	37,929	42,554

Total Revenue	122,958	123,165	128,900

Revenue by Time:
Perm	6,837	7,967	8,975
Flexible	116,121	115,198	119,925

Total Revenue	122,958	123,165	128,900

Cost Of Sales	85,109	84,360	86,967
Gross Profit	37,849	38,805	41,933
GP %	30.8%	31.5%	32.5%
Flex GP%	26.7%	26.8%	27.5%

Selling, General & Admin.	35,175	36,868	39,290
Deprec. & Amort.	1,027	1,074	2,386

Income (Loss) from Operations	1,647	863	257
Other Expense	(291)	(177)	(537)

Earnings (Loss) Before Taxes	1,356	686	(280)
Income Tax Expense (Benefit)	2	—	(404)

Net Income (Loss)	$1,354	$686	$124

Earnings (Loss) Per Share—Diluted	$0.04	$0.02	$0.00
EBITDA Per Share	$0.09	$0.07	$0.08
Shares Outstanding—Diluted	31,873	31,006	31,881

EBITDA	$2,880	$2,224	$2,671

Selected Cash Flow Information:
Credit Expense	$(987)	$108	$1,017
Capital Expenditures	$615	$97	$17

Selected Balance Sheet Information:
Total Cash and Cash Equivalents	$13,227	$9,238	$10,644
Accounts Receivable, less allowance	$63,965	$62,759	$68,650
Total Assets	$161,447	$158,644	$206,087
Current Liabilities	$42,618	$41,864	$40,365
Long-Term Liabilities	$30,777	$29,846	$29,764
Total Stockholders' Equity	$88,052	$86,934	$135,958

Other Information:
Billing Days	64	64	64

Kforce Inc.

Key Statistics

(Unaudited)

	Q3 2003	Q2 2003	Q3 2002
Total Company
Flex Revenue (000's)	$116,121	$115,198	$119,925
Revenue per billing day (000's)	$1,814	$1,800	$1,874
Sequential Revenue Change	0.8%	-0.2%	1.2%
Hours (000's)	2,653	2,605	2,759
Flex GP %	26.7%	26.8%	27.5%

Search Revenue (000's)	$6,837	$7,967	$8,975
Placements	608	669	773
Average Fee	$11,294	$11,924	$11,658
Billing days	64	64	64

Information Technology
Flex Revenue (000's)	$54,402	$53,525	$54,720
Revenue per billing day (000's)	$850	$836	$855
Sequential Revenue Change	1.6%	0.9%	2.6%
Hours (000's)	939	926	894
Flex GP %	25.5%	25.7%	26.0%

Search Revenue (000's)	$1,377	$1,918	$2,479
Placements	111	141	180
Average Fee	$12,379	$13,648	$13,774

Finance and Accounting
Flex Revenue (000's)	$25,934	$24,828	$23,895
Revenue per billing day (000's)	$405	$388	$373
Sequential Revenue Change	4.5%	-4.3%	-1.6%
Hours (000's)	912	860	897
Flex GP %	28.2%	28.1%	30.2%

Search Revenue (000's)	$4,543	$4,965	$5,252
Placements	414	428	472
Average Fee	$11,038	$11,619	$11,206

Health & Life Sciences
Flex Revenue (000's)	$35,785	$36,845	$41,310
Revenue per billing day (000's)	$559	$576	$645
Sequential Revenue Change	-2.9%	1.0%	0.9%
Hours (000's)	802	819	968
Flex GP %	27.4%	27.4%	27.9%

Search Revenue (000's)	$917	$1,084	$1,244
Placements	83	100	121
Average Fee	$11,114	$10,811	$10,278

Kforce Inc.

Key Statistics—Health & Life Sciences

(Unaudited)

	Q3 2003	Q2 2003	Q3 2002
Healthcare-Nursing
Flex Revenue (000's)	$9,634	$10,242	$14,345
Revenue per billing day (000's)	$151	$160	$224
Sequential Revenue Change	-5.9%	-4.9%	-3.0%
Hours (000's)	243	259	358
Flex GP %	25.8%	26.4%	27.6%

Search Revenue (000's)	$99	$52	$71
Placements	9	11	11
Average Fee	$10,962	$4,693	$6,513

Healthcare-Non Nursing
Flex Revenue (000's)	$6,240	$6,208	$7,892
Revenue per billing day (000's)	$97	$97	$123
Sequential Revenue Change	0.5%	5.1%	3.8%
Hours (000's)	93	92	121
Flex GP %	29.4%	31.0%	32.4%

Search Revenue (000's)	$113	$66	$137
Placements	12	8	15
Average Fee	$9,410	$8,293	$9,166

Pharmaceutical
Flex Revenue (000's)	$12,430	$12,741	$10,025
Revenue per billing day (000's)	$194	$199	$157
Sequential Revenue Change	-2.4%	7.9%	5.6%
Hours (000's)	171	167	134
Flex GP %	28.8%	28.3%	28.3%

Search Revenue (000's)	$410	$514	$495
Placements	25	30	33
Average Fee	$16,418	$16,889	$14,930

Scientific
Flex Revenue (000's)	$7,481	$7,654	$9,048
Revenue per billing day (000's)	$117	$120	$141
Sequential Revenue Change	-2.3%	-4.2%	-0.2%
Hours (000's)	295	301	355
Flex GP %	25.5%	24.4%	23.8%

Search Revenue (000's)	$295	$452	$541
Placements	37	51	62
Average Fee	$8,078	$8,889	$8,725

Kforce Inc.

EBITDA Reconciliation

(000's Omitted)

(Unaudited)

	Q3 2003		Q2 2003		Q3 2002
	$	Per share	$	Per share	$	Per share
EBITDA	$2,880	$0.09	$2,224	$0.07	$2,671	$0.08
Depreciation and Amortization	(1,027)	(0.03)	(1,074)	(0.04)	(2,386)	(0.07)
Interest Expense and Other	(497)	(0.02)	(464)	(0.01)	(565)	(0.02)
Tax Benefit (Expense)	(2)	(0.00)	—	—	404	0.01

Net Income	$1,354	$0.04	$686	$0.02	$124	$0.00

Outstanding Shares—Diluted	31,873		31,006		31,881

EBITDA, a non-GAAP financial measure, is defined as earnings before interest, income taxes, depreciation, amortization and change in accounting principle. EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is a key measure used by management to evaluate its operations and to provide useful information to investors. EBITDA should not be considered in isolation or as an alternative to net income, cash flows data or other financial statement information presented in the consolidated financial statements as indicators of financial performance or liquidity. EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations. EBITDA as presented may not be comparable to similarly titled measures of other companies.